EXHIBIT 4.2
DESCRIPTION OF SECURITIES
The following is a brief description of the securities of NMF SLF I, Inc. (the "Company," "we" or "us"), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This description of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland General Corporation Law (the "MGCL"), and the full text of our charter and bylaws. As of December 31, 2019 and the date hereof, our common stock described herein are the only securities that we have registered under Section 12 of the Exchange Act.
Capital Stock
Our authorized stock consists of 500,000,000 shares of stock, par value $0.001 per share, all of which are initially designated as common stock. There are no outstanding options or warrants to purchase our common stock. No common stock has been authorized for issuance under any equity compensation plans. Our fiscal year-end is December 31. Under Maryland law, our shareholders ("Shareholders") generally are not personally liable for our debts or obligations.
Under our charter, our board of directors (the "Board") is authorized to classify and reclassify any unissued stock into other classes or series of stock, including preferred stock, without obtaining Shareholder approval. As permitted by the MGCL, our charter provides that a majority of our entire Board, without any action by our Shareholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. However, with respect to all other amendments to the charter (other than certain ministerial amendments that may be approved by the Board without a stockholder vote under the MGCL), we may amend our charter only if such amendment is declared advisable by our Board and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Set forth below is a chart describing the classes of our stock outstanding as of March 27, 2020:

(1) Title of Class	(2) Amount Authorized	(3) Amount held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amount Under Column (3)
Common Stock	500,000,000	—	10,500,000
Our charter also provides that the Board may classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the shares of our common stock. There is currently no market for our shares of common stock, and we can offer no assurances that a market for our shares of common stock will develop in the future. Unless the Board or any officer determines otherwise, we will issue all shares of our common stock in uncertificated form.
Common Stock
Under the terms of the charter, all shares of common stock have equal rights as to dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and other distributions may be paid to our Shareholders if, as and when authorized by the Board and declared by us out of funds legally available therefor. Shares of common stock have no preemptive, exchange, conversion or redemption rights and Shareholders generally have no appraisal rights. Shares of common stock may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of by a Shareholder without the prior written consent of New Mountain Finance Advisers BDC, L.L.C. (the "Investment Adviser") or where their transfer is restricted by federal and state securities laws (including, without limitation, where such transfer would result in a prohibited transaction under Section 406(b) of the Employee Retirement Income Security Act ("ERISA")) or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay, or otherwise provide for, all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of Shareholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote.

There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such common stock will be unable to elect any director.
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act and any applicable prohibitions under ERISA.
Maryland law requires a corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our charter obligates us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act and by applicable prohibitions under ERISA, to indemnify any present or former director or officer of the Company or any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee, who is made, or threatened to be made, a party to, or witness in, a proceeding by reason of his or her service in such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as such and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor.
In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Furthermore, notwithstanding Maryland law, any indemnification agreement or other agreement, our charter provides that to the extent that our assets are treated as "plan assets" for purposes of ERISA, the Company will not indemnify any person for any liability to the extent that liability arose in connection with the breach by such person of his or her fiduciary duties under ERISA.
We expect to enter into indemnification agreements with each of our Independent Directors. The indemnification agreements provide our directors the maximum indemnification and advance of expenses permitted under Maryland law and the 1940 Act.
We have obtained liability insurance for our Independent Directors, which will be paid for by the Company.

Certain Provisions of the MGCL and Our Charter and Bylaws
The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Election of Directors; Term
Our bylaws provide that an annual meeting of the Shareholders for the election of directors, amongst other things, will be held on a date and at a time set by the Board. Accordingly, we will hold an annual meeting of the Shareholders at which a nominee for director shall be elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. Each director will hold office for a term ending at the next annual meeting of Shareholders following his or her election and when his or her successor is duly elected and qualifies. At each annual meeting of our Shareholders, the successors to the directors whose terms expire at each such meeting will be elected to hold office for a one-year term expiring at the next annual meeting of Shareholders following their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Pursuant to our charter, the Board may amend the bylaws from time to time to alter the vote required to elect a director.
Number of Directors; Vacancies; Removal
Our charter provides that the number of directors will be set only by the Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than eleven. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL providing that, except as may be provided by our Board in setting the terms of any class or series of preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act.
Our charter also provides that any director, or the entire Board, may be removed at any time, with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.
Our charter also provides that any tender offer made by any person, including any "mini-tender" offer, must comply with the provisions of Regulation 14D of the Securities Exchange Act of 1934 Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. Our charter prohibits any Shareholder from transferring shares of stock to a person who makes a tender offer which does not comply with such provisions unless such Shareholder has first offered such shares of stock to us at the tender offer price in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror's noncompliance.
Action by Stockholders
Under the MGCL, unless a corporation's charter provides otherwise (which our charter does not), Shareholder action can be taken only at an annual or special meeting of Shareholders or by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a Shareholder-requested special meeting of Shareholders discussed below, may have the effect of delaying consideration of a Shareholder proposal until the next annual meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals
Our bylaws provide that with respect to an annual meeting of Shareholders, nominations of persons for election to our Board and the proposal of business to be considered by Shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a Shareholder who was a Shareholder of record at the record date set by our Board for the purpose of determining Shareholders entitled to vote at the meeting, at the time of giving notice as provided for in our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of Shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) by or at the discretion of our Board or (2) provided that the special meeting has been called for the purpose of electing directors, by a Shareholder who was a Shareholder of record at the record date set by our Board for the purpose of determining Shareholders entitled to vote at the meeting, at the time of giving notice as provided for in our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws. The purpose of requiring Shareholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform Shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Shareholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of Shareholders proposals if proper procedures are not followed. They may also have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our Shareholders.
Calling of Special Meetings of Shareholders
Our bylaws provide that special meetings of Shareholders may be called by our Board and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the Shareholders requesting the meeting, a special meeting of Shareholders will be called by the secretary of the Company upon the written request of Shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Approval of Certain Matters
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert to another form of entity, transfer all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of these matters by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our bylaws further provide that our bylaws may be amended, altered, repealed or replaced and new bylaws may be adopted, either (a) by the vote of the stockholders entitled to cast at least a majority of the votes entitled to be cast thereon at any duly organized annual or special meeting of stockholders or (b) by vote of a majority of the Board; provided, however, that any amendment to the provision of the bylaws relating to amendments will require the vote of (i) a majority of the Board and (ii) stockholders entitled to cast at least a majority of the votes entitled to be cast thereon at any duly organized annual or special meeting of stockholders.
Appraisal Rights
As permitted by the MGCL, our charter provides that Shareholders will not be entitled to exercise appraisal rights unless a majority of our entire Board determines that such rights shall apply.
Business Combinations
Under Maryland law, certain "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder, which we refer to as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if our Board approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, our Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination generally must be recommended by our Board and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by our Board before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board, including a majority of Independent Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
The Business Combination Act will not apply to us to the extent we have less than 100 beneficial owners.
Control Share Acquisitions
The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders at which the voting rights of the shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Maryland Control Share Acquisition Act does not apply (a) to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our common stock and, as a result, any control shares of the Company will have the same voting rights as all of the other shares of the Company. Such provision could be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Maryland Control Share Acquisition Act only if the Board determines that it would be in our best interests and we determine (after consultation with the U.S. Securities and Exchange Commission ("SEC") staff) that our being subject to the Maryland Control Share Acquisition Act does not conflict with the 1940 Act. We have been advised that the SEC staff currently believes that opting into the Maryland Control Share Acquisition Act would be inconsistent with certain provisions of the 1940 Act, and would therefore be unavailable to us.
The Maryland Control Share Acquisition Act will not apply to us to the extent we have less than 100 beneficial owners.
Forum Selection Clause
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any Internal Corporate Claim, as defined by the MGCL, (b) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or employees to us or to our Shareholders, (d) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or employees that is governed by the internal affairs doctrine shall be, in each case, the Supreme Court for the State of New York, New York County or the Circuit Court for Baltimore City, Maryland, or, if those courts do not have jurisdiction, the United Stated District Courts located in the Southern District of New York or the United States District Court for the District of Maryland, Northern Division. By accepting shares of our common stock in connection with this offering, you are agreeing to be bound by these provisions. This provision does not cover claims made by stockholders pursuant to the securities laws of the United States of America, or any rules or regulations promulgated thereunder.
While the applicability of forum selection clauses to claims brought under federal securities law may be subject to challenge, including pursuant to Section 44 under the 1940 Act which generally provides that federal courts shall have exclusive jurisdiction for any suits or actions brought to enforce any liability or duty created under the 1940 Act, the forum selection clause included in our bylaws will likely make it more difficult for a stockholder to successfully pursue litigation against us or those covered by our forum selection clause in another jurisdiction, including one that may be more favorable to such Shareholder.
Conflict with the 1940 Act
Our bylaws provide that, if and to the extent that any provision of the MGCL or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.